Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our: (i) report dated January 25, 2005 relating to the consolidated financial statements of Hurray! Holding Co., Ltd., (ii) report dated April 15, 2004 related to the consolidated financial statements of Hurray! Solutions Ltd., (iii) report dated April 15, 2004, except as to Note 8 which is dated as of July 9, 2004, related to the consolidated financial statements of Hurray! Holding Co., Ltd. and (iv) report dated April 15, 2004, related to the combined financial statements of Beijing Enterprise Mobile Technology Co., Ltd. and Beijing Enterprise Network Technology Co., Ltd., which each appear in the Registration Statement of Hurray! Holding Co., Ltd. (Form F-1, File No. 333-121987).

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Beijing, China

May 24, 2005